Exhibit 5.2
Exhibit 23.2
OPINION OF DAVIS POLK & WARDWELL LLP

December 6, 2012
El Paso Electric Company
Stanton Tower
100 North Stanton
El Paso, Texas 79901
Ladies and Gentlemen:
We have acted as counsel for El Paso Electric Company, a Texas corporation (the “Company”), in connection with the Company's issuance of $150,000,000 principal amount of 3.30% Senior Notes due 2022 (the “Securities”) in an underwritten public offering pursuant to an underwriting agreement dated December 3, 2012 (the "Underwriting Agreement") between the Company and J.P. Morgan Securities LLC and Mitsubishi UFJ Securities (USA), Inc. (the "Underwriters"). The Securities are to be issued pursuant to an Indenture dated as of May 1, 2005 between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor to JPMorgan Chase Bank, National Association, as trustee (the “Trustee”), and as amended by the First Supplemental Indenture dated as of May 19, 2008 between the Company and the Trustee, and as further supplemented by a Securities Resolution No. 3 dated December 3, 2012 (together, the “Indenture”). The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-178319, the “Registration Statement”) pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

El Paso Electric Company                     2                  December 6, 2012

Based upon the foregoing, we advise you that, in our opinion, when the Securities have been duly authorized, executed and authenticated in accordance with the Indenture and delivered in accordance with the Indenture and the Underwriting Agreement against payment therefor, such Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the enforceability of any waiver of rights under any usury or stay law.
In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of the Securities, the Company is a validly existing corporation in good standing under the laws of the State of Texas, the Indenture and the Securities are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company).
We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York.
We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ Davis Polk & Wardwell LLP